Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

DigitalGlobe, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of DigitalGlobe, Inc. of our report dated April 15, 2013, with respect to the consolidated balance sheets of GeoEye, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K/A of DigitalGlobe, Inc. dated April 15, 2013, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

McLean, VA
December 16, 2013